EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Vital Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(r)	3,162,500(2)	$54.00	$170,775,000	$0.00011020	$18,819.41
Fees Previously Paid	--	--	--	--	--	--	--	--
	Total Offering Amounts					$170,775,000		$18,819.41
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$18,819.41

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-263752) on March 21, 2022 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)	Includes 412,500 shares of common stock that the underwriters have an option to purchase.